HCP Announces Pricing of Tender Offer
IRVINE, Calif., July 26, 2017 /PRNewswire/ -- HCP, Inc. (NYSE:HCP) today announced the consideration payable in connection with its previously announced tender offer (the “Tender Offer”) to purchase for cash up to an aggregate principal amount of $500,000,000 (the “Aggregate Maximum Tender Amount”) of HCP’s 5.375% Senior Notes due 2021 (the “Notes”) as described in the table below.
The Tender Offer was made pursuant to the terms and conditions set forth in the offer to purchase, dated July 12, 2017 (as the same may be amended or supplemented, the “Offer to Purchase”). HCP refers investors to the Offer to Purchase for the complete terms and conditions of the Tender Offer.

Title of Note	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium (2)(3)	Total Consideration (2)(3)
5.375% Senior Notes due 2021 (1)	40414LAD1	$1,200,000,000	1.750% UST due 6/30/22	FIT1	+35 bps	$30	$1,099.08

(1)    Issuer: HCP, Inc.
(2) Per $1,000 principal amount.

(3)
Total Consideration calculated on the basis of pricing for the applicable U.S. Treasury Reference Security as of 2:00 p.m., Eastern Time, on July 26, 2017, and is inclusive of the Early Tender Premium.

The “Total Consideration” for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase at 2:00 p.m., Eastern Time, on July 26, 2017. Only holders of the Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., Eastern Time, on July 25, 2017 (the “Early Tender Date”), are eligible to receive the Total Consideration for any such Notes accepted for purchase plus accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the early settlement date, which is expected to be July 27, 2017. Withdrawal rights for the Tender Offer expires at 5:00 p.m., Eastern Time, on July 25, 2017.
Because the aggregate principal amount of the Notes validly tendered and not validly withdrawn would result in an aggregate principal amount that exceeds the Aggregate Maximum Tender Amount, the Company will not accept for purchase all Notes that have been tendered. Rather, the Company will accept the Notes for purchase on a prorated basis, using a proration rate of approximately 0.844012. The Company will accept for purchase the aggregate principal amount of Notes tendered by a holder multiplied by the applicable proration rate and then rounded down to the nearest $1,000 increment.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on August 8, 2017 (such time and date, as it may be extended, the “Expiration Date”), unless earlier terminated. Unless the Company increases the Aggregate Maximum Tender Amount prior to the Expiration Date, no Notes tendered after the Early Tender Date will be accepted pursuant to the Tender Offer. If the Company increases the Aggregate Maximum Tender Amount in respect of the Tender Offer, the Company will purchase an additional amount of remaining the Notes that have been validly tendered in the Tender Offer at or prior to the Expiration Date, promptly following the Expiration Date. Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to the Expiration Date will be eligible to receive only an amount equal to the Total Consideration minus the Early Tender Premium set forth in the table above for any such Notes accepted for purchase plus accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the final settlement date.
Information Relating to the Tender Offer
Citigroup Global Markets Inc. is the lead dealer manager for the Tender Offer and Mizuho Securities USA LLC and UBS Securities LLC are the co-dealer managers. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106.
None of HCP or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither HCP nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender the Notes, are included in the Offer to Purchase. Holders are strongly encouraged to read carefully the Offer to Purchase, including materials incorporated by reference therein, because they will contain important information. The Offer to Purchase may be downloaded from Global Bondholder Services Corporation’s website at www.gbsc-usa.com/HCP/ or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 470-4500 (bankers and brokers can call (212) 430-3774).

About HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.

Forward-Looking Statements
The statements contained in this release which are not historical facts are forward-looking statements. These statements include, among other things, statements regarding our plans with respect to the Tender Offer. All forward-looking statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our and our management’s control and difficult to forecast — that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to complete the Tender Offer and reduce our outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in our Securities and Exchange Commission filings.

You should not place undue reliance on any forward-looking statements. We assume no, and hereby disclaim any, obligation to update any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400